Exhibit 99.2

CONTACTS:

INVESTORS

V.I. TECHNOLOGIES, INC. (VITEX)

JOHN R. BARR

617-926-1551

john.barr@vitechnologies.com

or

Thomas T. Higgins

617-926-1551

tom.higgins@vitechnologies.com

Vitex Halts Enrollment in Phase III Chronic Trial of the INACTINE™

Pathogen Reduction System for Red Blood Cells

Watertown, MA (November 17, 2003) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing products that improve the safety of the blood supply by pathogen reduction, announced that it received a recommendation today from an independent Data Safety Monitoring Committee (“DSMC”) to halt enrollment in its Phase III chronic trial of the INACTINE™ Pathogen Reduction System for red blood cells. The chronic study was designed in two parts: Part A and Part B. Part A of the study, conducted at one site, has been completed. Upon completion of Part A, an interim safety analysis including review by a DSMC required by the FDA was performed. On November 17, 2003 the DSMC issued its recommendation that the trial not proceed into Part B, and that the data be reviewed by the Company. This recommendation reflected a concern by the DSMC with antibody responses to INACTINE™ treated red cells and associated clinical assessments in trial participants. There were no serious adverse events associated with the study treatment. The Company is now evaluating the recommendation of the DSMC. New patients will not be enrolled in the chronic trial until this assessment is completed and both the DSMC and the FDA concur that the trial should move forward.

The Company’s second Phase III study of the INACTINE™ Pathogen Reduction System for red blood cells includes cardiac surgery patients requiring acute transfusion support (the “surgical study”). The Company currently intends to continue to enroll patients in the surgical study.

Vitex will hold a conference call to discuss the third quarter results and the status of the Phase III chronic study at 8:30 AM (EST) on Tuesday, November 18. Callers are invited to join the Company at (800) 227-9428; replay will be available for 72 hours at (888) 566-0849.

About Vitex

Vitex is developing products designed to improve the safety of the world’s blood supply. The Company’s proprietary INACTINE™ technology, currently in Phase III clinical trials, is designed to inactivate a wide range of viruses, bacteria and parasites, and has demonstrated its ability to remove prion proteins, while preserving the therapeutic properties of red blood cells. The technology works by binding to the RNA or DNA of the pathogen. Once bound, the compound forms an irreversible bond to the pathogenic nucleic acid, preventing replication and thereby “killing” the pathogens. The Company’s lead product is INACTINE™ Pathogen Reduction System for red blood cells. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan, representing an over $4 billion market opportunity. The Company currently has partnerships with Pall Corporation, Haemonetics Corporation and Amersham Biosciences. For more information on Vitex, please visit our Web site at: www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.